Exhibit 6
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of March 11, 2010 (the “Assignment Date”), is entered into by and between Victory Park Special Situations Master Fund, Ltd. (“Assignor”) and Victory Park Credit Opportunities Master Fund, Ltd. (“Assignee”).
     WHEREAS, reference is made to (a) that certain Financing Agreement, dated as of September 30, 2008 (as amended, restated, modified and/or supplemented from time to time, the “Financing Agreement”), by and among Unigene Laboratories, Inc., as borrower (the “Company”), the lenders party thereto, and Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”); and (b) the other Transaction Documents. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Financing Agreement.
     WHEREAS, the Assignor wishes to sell and assign the securities set forth on Exhibit A attached hereto (the “Securities”) to the Assignee for the purchase price set forth on Exhibit A (the “Purchase Price”).
     WHEREAS, the Assignee wishes to purchase and assume the Securities from the Assignor for the Purchase Price.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:
     1. Assignment and Assumption.
          (a) The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date, all of the Assignor’s rights, title and interest in and to the Securities, and under the Financing Agreement and the other Transaction Documents with respect thereto, as of the Assignment Date (the “Assigned Interest”). The Assignee hereby acknowledges receipt of a copy of the Financing Agreement and the other Transaction Documents. From and after the Assignment Date, (i) the Assignee shall be a party to and be bound by the provisions of the Financing Agreement and the other Transaction Documents and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Financing Agreement and the other Transaction Documents and cease to be a Lender thereunder.
          (b) As consideration for the sale and assignment contemplated hereby, the Assignee shall, on the Assignment Date, pay to the Assignor an amount equal to the Purchase Price in immediately available funds, without setoff, deduction, or counterclaim.
          (c) The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest actually made prior to the

Assignment Date, together with any and all payments of interest, fees and expenses with respect to the Assigned Interest actually made prior to the Assignment Date, and (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest actually made on and after the Assignment Date, together with any and all interest, fees and expenses with respect to the Assigned Interest actually made on and after the Assignment Date. Each party hereto agrees that it will hold any interest, fees, or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt. Notwithstanding anything contained herein to the contrary, after the consummation of the transaction contemplated hereby, the Assignor shall not be entitled to (i) any payments of interest at the increased interest rate upon the occurrence and during the continuance of an Event of Default with respect to the Assigned Interest, (ii) any redemption premiums, including, but not limited to, upon an Event of Default, a Change of Control, a permitted redemption or a mandatory prepayment, or (iii) any fees or expenses.
     2. Representations and Warranties.
          (a) Neither the Assignor nor the Assignee makes any representation or warranty, nor shall any such party have any responsibility to the other party, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Financing Agreement or the other Transaction Documents, or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of the Financing Agreement or the other Transaction Documents or any other document referred to or provided for therein or for any failure by the Company or any other Person to perform any of its obligations thereunder or for the existence, value, perfection or priority of any Collateral, collateral security or the financial or other condition of the Company or any other obligor or guarantor, or any other matter relating to the Financing Agreement or the other Transaction Documents.
          (b) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
          (c) The Assignee represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     3. Further Assurances. Each of the parties hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     4. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
     5. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     6. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements or undertakings, whether written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.
     7. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO CONFLICTS OF LAWS.
     8. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
     9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or by electronic media or similar means shall be deemed to be their original signature for all purposes.
     10. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the Assignment Date.

ASSIGNOR:	VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.

	By:	Victory Park Capital Advisors, LLC
	Its:	Investment Manager

	By: Name:	/s/ Brendan Carroll Brendan Carroll
	Title:	Principal

ASSIGNEE:	VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.

	By:	Victory Park Capital Advisors, LLC
	Its:	Investment Manager

	By: Name:	/s/ Scott R. Zemnick Scott R. Zemnick
	Title:	General Counsel

EXHIBIT A

Legal Name of the Assignor:	Victory Park Special Situations Master Fund, Ltd.

Legal Name of Assignee:	Victory Park Credit Opportunities Master Fund, Ltd.

Assignee’s Address for Notices:	227 W. Monroe Street, Suite 3900
Chicago, IL 60606

	Aggregate
	Principal	Accrued	Percentage	Total	Purchase
Security	Amount	Interest	Assigned	Assigned	Price
Senior Secured Term Note	$6,651,827.98	$28,455.04	100%	$6,680,283.02	$6,680,283.02

	Aggregate
	Number of	Percentage	Total Shares	Purchase
Security	Shares	Assigned	Assigned	Price
Common Stock	3,520,807	100%	3,520,807	$2,112,484.20
		Total Purchase Price:		$8,792,767.22